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                                                                  EXHIBIT (d)(4)

                          ADDENDUM NO. 3 TO AMENDED AND
                     RESTATED INVESTMENT ADVISORY AGREEMENT

                  This Addendum No. 3, dated as of the 1st day of October, 1999, is entered into between WESTCORE TRUST (the "Trust"), a Massachusetts business trust and DENVER INVESTMENT ADVISORS LLC, a Colorado limited liability company, located in Denver, Colorado (the "Adviser").

                  WHEREAS, the Trust and the Adviser have entered into an Advisory Agreement dated as of October 1, 1995 (the "Advisory Agreement"), pursuant to which the Trust appointed the Adviser to act as investment adviser to the Trust for its Cash Reserve Fund, Colorado Tax-Exempt Fund, Equity Income Fund, Intermediate-Term Bond Fund, Small-Cap Opportunity Fund, MIDCO Growth Fund, Long-Term Bond Fund and Blue Chip Fund (the "Funds").

                  WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as the investment adviser under the Advisory Agreement, the Company shall so notify the Adviser in writing, and if the Investment Adviser is willing to render such services it shall notify the Trust in writing.

                  WHEREAS, the Trust has notified the Adviser that it has established a new portfolio, namely the Select Fund and that it desires to retain the Adviser to act as the investment adviser therefor, and the Adviser has notified the Trust that it is willing to serve as investment adviser for the Select Fund;

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. APPOINTMENT. The Trust hereby appoints the Adviser to act as investment adviser to the Trust for the Select Fund for the period and on the terms set forth in the Advisory Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

                  2. COMPENSATION. For the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to the Select Fund, the Trust will pay the Adviser and the Adviser will accept as full compensation therefor fees, computed daily and paid monthly, based on the net assets of the Select Fund considered separately on a per-Fund basis, at the annual rate of 0.65% of the net assets of the Select Fund.

                  3. CAPITALIZED TERMS. From and after the date hereof, the term "Fund" as used in the Advisory Agreement shall be deemed to include the Select Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.



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                  4. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

                  IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                                WESTCORE TRUST



                                                By: /s/ Jack D. Henderson
                                                    ----------------------------
                                                        Jack D. Henderson


                                                DENVER INVESTMENT ADVISORS LLC



                                                By:    /s/ Jeff D. Adams
                                                       -------------------------
                                                Title: Managing Director
                                                       Westcore Funds




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